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                                                                   EXHIBIT 10.8


                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made as of _______________, 1997, by and between HBH, Inc., a Louisiana corporation (the "Company"), and
H. DANIEL HUGHES II, an individual with an address of 5801 Citrus Blvd., Harahan, Louisiana 70123 (the "Employee").

         1. Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to work for the Company upon the terms and conditions set forth herein.

         2. Term of Employment. The term of employment pursuant to this Agreement shall begin on the closing of the IPO (as defined below) (the "Effective Date") of TransCoastal Marine Services, Inc., a Delaware corporation ("TMS"), shall continue in effect for an initial term of three (3) years from the Effective Date (the "Initial Term"), unless terminated in accordance with
Section 6 and shall be extended from year to year thereafter, unless terminated effective as of the end of the initial term or any one-year extension thereafter (each such additional one year term is a "Renewal Term") by written notice from the Company to Employee, or by written notice of Employee to the Company, delivered not less than ninety (90) days prior to the end of the Initial Term, or the end of such Renewal Term, as applicable. The term "IPO" means any underwritten public offering of TMS' common stock other than any offering pursuant to any registration statement (i) relating to any capital stock of TMS or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of TMS, or any of its subsidiaries (ii) relating to any employee benefit plan or interest therein, (iii) relating principally to any preferred stock or debt securities of TMS, or (iv) filed pursuant to Rule 145 under the Securities Act of 1933, as amended, or any successor or similar provisions.

         3.      Scope of Duties; Representations and Warranties.

                 (a) The Employee shall be initially employed by the Company as its President, reporting only to the Board of Directors, and shall have supervision and control over, and responsibility for, the general operations of the Company and shall have such other powers, duties, and authority as are set forth in the Bylaws of the Company or as may from time to time be prescribed by the Board of Directors, provided that such powers, duties, and authority are those that are customarily inherent in such a position. At all times, the Employee shall serve under the direction of the Board of Directors of the Company and shall perform such services as the Board of Directors, in its sole discretion, shall deem appropriate.

                 (b) So long as he is employed by the Company, the Employee shall devote his skill, energy and best efforts to the faithful discharge of his duties as an employee of the Company. The Employee agrees that in the provision of all services to the Company, he will comply with and follow all directives, policies, standards and regulations from time to time established by the Board of Directors of the Company.

                 (c) The Employee represents and warrants that he is under no contractual or other restrictions or obligations which will significantly limit his activities on behalf of the Company or

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which will prohibit or limit the disclosure or use of by the Employee of any information which directly or indirectly relates to the nature of the Company or the services to be rendered by the Employee under this Agreement.

                 (d) To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of the Company, the Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during the term of this Agreement, or otherwise developed, purchased or acquired by Employer, shall be the exclusive property of the Employer ("Intellectual Property"), and unless otherwise agreed by Employer, all right, title and interest therein shall remain in Employer.

                 (e) The Employee will hold all Intellectual Property (defined below) in trust for the Company and will deliver all Intellectual Property in his possession or control to the Company upon request and, in any event, at the end of his employment with the Company. The Employee will promptly disclose to the Company any business opportunity related to the current or planned operations of the Company which comes to his attention during the term of his employment with the Company. The Employee will not take advantage of or divert such business opportunity for the benefit of himself or any other party without the prior written consent of the Company.

                 (f) The Employee shall assign and does hereby assign to the Company all property rights that he may now or hereafter have in the Intellectual Property. The Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by the Company to evidence, transfer, vest or confirm the Company's right, title and interest in the Intellectual Property.

                 (g) The Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in the Company under this Agreement.

                 (h) The terms and conditions of Sections 3(d), (e), (f), and (g) will survive the termination of this Agreement for any reason whatsoever.

         4.      Compensation.

                 (a) During the first year, the Company shall pay the Employee a base salary, payable semi-monthly, in equal installments at a rate equal to $175,000 per year. In each subsequent year of this Agreement, the Company shall pay to the Employee a salary equal to the greater of (i) his salary for the immediately preceding year or (ii) if determined otherwise by the Board of Directors, a salary determined by the Board of Directors following its annual salary and performance review.




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                 (b)      Employee shall receive an annual cash performance
bonus for the calendar year during the term of this Agreement to be determined according to the following procedure. The Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall establish specific annual performance goals for the Company and for Employee with respect to each calendar year during the term of this Agreement commencing on January 1, 1998. Such goals shall be communicated to Employee not later than the end of the first quarter of the applicable calendar year.
At the end of each calendar year during the term of this Agreement, or within a reasonable time thereafter, the Board of Directors of the Company, or the Compensation Committee of the Board of Directors, if so authorized, shall review the actual performance of the Company and Employee, giving due consideration to market and other developments outside of the control or influence of Employee and the Company, and based upon the extent to which the applicable annual performance goals have been achieved, shall determine in its sole and absolute discretion, the amount of performance bonus payable to Employee with respect to such year. If, during the Initial Term or any Renewal Term, the Employee's employment with the Company is terminated by the Company prior to the end of a calendar year for any reason other than a termination by the Company for Cause (as hereafter defined), the Employee shall participate in the cash performance bonus on a prorated basis based on the number of days in the calendar year to the date of termination compared to the number of days in the calendar year. In the event that the Employee's employment with the Company terminates prior to the end of a calendar year as a result of the expiration of the Initial Term or any Renewal Term hereof or as a result of the Employee's resignation with cause for such resignation, the Employee shall participate in the cash performance bonus on a prorated basis based on the number of days in the calendar year to the date of termination compared to the number of days in the calendar year.

                 (c) On the Effective Date, Employee shall be granted an option to purchase a number of shares of TMS common stock, par value $.001 per share ("Common Stock"), equal to $437,500 divided by the initial public offering price per share of the Common Stock in the IPO (the "IPO Price"). The option shall be granted pursuant to and in accordance with all terms and conditions of the TMS 1997 Incentive Stock Option Plan and shall be exercisable at the IPO Price. The grant of such option shall be pursuant to an Incentive Stock Option Agreement substantially in the form attached as Attachment 4(c) hereto.

                 (d) All payments of salary and other compensation to the Employee shall be made after deduction of any taxes which are required to be withheld with respect thereto under applicable federal and state laws.

         5. Fringe Benefits. So long as the Employee is employed by the Company, the Employee shall participate in all employee benefit plans sponsored by the Company for its executive employees as approved from time to time by the Board of Directors of the Company or any compensation committee of the board of directors, if any. Employee shall be reimbursed by the Company for reasonable out-of-pocket costs in accordance with Company policy and subject to reasonable and customary documentation of such expenses. Employee shall be entitled to health and dental insurance benefits for the Employee and the Employee's dependents that are no less favorable to Employee than the benefits that are provided to Employee by the Company prior to the Effective Date. In addition, Employee shall receive an allowance of $750 per month for automobile expenses.





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         6.      Termination.

                 (a) Employee agrees that this Agreement may be terminated by the Company with or without "Cause" at any time, subject to the terms of this Section 6. Such termination shall be effective upon delivery of written notice to Employee of the Company's election to terminate this Agreement under this Section 6. "Cause" when used in connection with the termination of employment with the Company, shall mean the termination of the Employee's employment by the Company by reason of (i) the conviction of the Employee of a crime involving moral turpitude by a court of competent jurisdiction as to which no further appeal can be taken; (ii) the proven commission by the Employee of an act of fraud upon the Company; (iii) the willful and proven misappropriation of any funds or property of the Company by the Employee; (iv) the willful, continued and unreasonable failure by the Employee to perform material duties assigned to him and agreed to by him after reasonable notice and opportunity to cure such performance; (v) the knowing engagement by the Employee in any direct, material conflict of interest with the Company without compliance with the Company's conflict of interest policy, if any, then in effect; (vi) the knowing engagement by the Employee, without the written approval of the Board of Directors of the Company, in any activity which competes with the business of the Company or which would result in a material injury to the Company; or (vii) the knowing engagement in any activity which would constitute a material violation of the provisions of the Company's Insider Trading Policy, if any, then in effect.

                 If the Employee's employment terminates, unless the Company terminates the Employee's employment under this Agreement for Cause or the Employee resigns without cause for such resignation, the Company shall pay to the Employee an amount equal to twenty-four (24) months of compensation at his then current salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such twenty-four (24) month period including, without limitation, continuation of any Company-paid benefits as described in Section 5 for the Employee and his family and the automobile allowance described in Section 5 above. Notwithstanding anything in this Agreement to the contrary, in the event the Employee's employment terminates within twelve months after (A) a sale of all or substantially all of the assets of the Company or TMS, or (B) a merger, consolidation, liquidation or reorganization of the Company or TMS, in which the purchaser or the surviving entity (if other than the Company or TMS), as applicable, fails to adopt the Company's obligations under this Agreement, the Company shall pay to the Employee, an amount equal to thirty six (36) months compensation at Employee's then current annual salary, payable semimonthly, and shall continue to provide benefits in the kind and amounts provided up to the date of termination for such thirty six (36) month period.

         In the event that this Agreement is terminated by Company without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands which Employee may have arising out of such termination as liquidated damages and not as a penalty, the applicable amount which is set out above. Except as provided in section 7 hereof, under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following his date of termination if his termination is for Cause.





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                 (b)      If at any time during the term of this Agreement,
Employee is unable due to physical or mental disability, to perform effectively his duties hereunder, the Company shall continue payment of compensation as provided in Section 4 during the first six (6) month period of such disability to the extent not covered by the Company's disability insurance policies. Upon the expiration of such six (6) month period, the Company, at its sole option, may continue payment of Employee's salary for such additional periods as the Company elects, or may terminate this Agreement without any further obligations hereunder. If Employee should die during the term of this Agreement, Employee's employment and the Company's obligations hereunder shall terminate as of the end of the month in which Employee's death occurs and there will be no salary and benefit continuation period pursuant to Section 6(a). Employee shall be deemed to have incurred a disability if Employee suffers a physical or mental condition which (i) satisfies the definition of "total disability" in the Company's disability insurance policies.

         7.      Covenant Not to Compete.

                 (a) During the term of this Agreement, Employee will not compete with the Company or its affiliates, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than two percent (2 %) of the issued and outstanding stock of a publicly-held company), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, in any business in competition with that carried on by the Company or any of its affiliates. Notwithstanding anything herein to the contrary, Employee's beneficial ownership interest in and employment as a consultant by Diversified Group, Inc. shall not constitute a violation of the provisions of this Section 7, so long as Diversified Group, Inc. does not engage in the marine offshore pipeline construction business during the term of any covenant not to compete contained in this agreement.

                 (b) Employee further agrees that if this Agreement shall terminate during the Initial Term for any reason other than expiration of the Initial Term or any Renewal Term without continuation of this Agreement for a Renewal Term, subject to the provisions contained hereafter, he will neither represent nor engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (other than as a stockholder of less than two percent (2 %) of the issued and outstanding stock of a publicly-held company whose gross assets exceed one hundred million dollars), investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in any State of the United States or in any other part of the world which directly competes with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment. Notwithstanding the foregoing, nothing herein shall prevent Employee from working in the marsh or marine construction and pipe laying businesses, industrial diving and offshore products fabrication businesses, other than as an employee of Company or a subsidiary of Company if such activities are in areas not in direct competition with any services or products produced, sold, conducted, developed, or in the process of development by the Company or its affiliates on the date of termination of Employee's employment. The period for which Employee shall be subject to the forgoing restrictions on competition shall be a period equal to twenty-four (24) months.
Notwithstanding anything to the contrary contained in this Agreement, the restrictions on





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competition by Employee shall only be applicable if the Company shall be in compliance with its obligations to Employee under this Agreement, including, without limitation, the obligation to pay Employee during the non-competition period and to continue the Company-paid benefits as provided in Section 7(a) hereof. Provided further, in the case of an Employee who has been terminated for Cause or has resigned during an Initial Term or any Renewal Term without cause for such resignation, the restrictions on competition shall only be applicable to the Employee if the Company shall, at its option, elect to treat the Employee as if he had been terminated by the Company without Cause, in which event the Company shall be obligated to such Employee in accordance with the terms applicable to an Employee terminated by the Company without Cause, including, without limitation, the obligation to pay the Employee and to continue Company-paid benefits as provided in Section 7(a) hereof. In order to so exercise this option, the Company shall notify Employee in writing within three days after termination of Employee's employment under this Agreement.

                 (c) Employee agrees that the limitations set forth herein on his rights to compete with the Company and its affiliates are reasonable and necessary for the protection of the Company and its affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on his activities specified herein, are reasonable and necessary for the protection of the Company and its affiliates. In particular, Employee acknowledges that the parties anticipate that the Employee will be actively seeking markets for the Company's products throughout the United States during his employment with the Company.

                 (e) Employee agrees that the remedy at law for any breach by him of this Section 7 will be inadequate and that the Company shall also be entitled to injunctive relief.

         8. Confidential Information and Results of Services. Employee agrees that during the term of this Agreement, and for two (2) years after his termination of employment, in the event of termination of employment with Cause by the Company or the voluntary resignation of Employee without cause for such resignation, or for the non- competition period set forth in Section 7 above, in the event of a termination of employment by the Employer without Cause or the resignation by the Employee with cause for such resignation, he will not make use of or disclose, without the prior consent of the Company, Confidential Information (as hereinafter defined) relating to the Company, or any of its affiliates, and further agrees, that he will return to the Company, at its written request, all written materials in his possession embodying such Confidential Information. For purposes of this Agreement, "Confidential Information" includes information conveyed or assigned to the Company by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during his employment relationship with the Company, whether solely by the Employee or jointly with others, which concerns the affairs of the Company or its affiliates and which the Company could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to the Company or its affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of the Company and information made available to the Company by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by





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one not under obligations of confidentiality to the Company or Employee, (c)
which is required by court or governmental order, law or regulation to be disclosed, or (d) which the Company has expressly given Employee the right to disclose pursuant to written agreement. Employee agrees that the remedy at law for any breach by him of this Section 8 will be inadequate and that the Company shall also be entitled to injunctive relief.

         9. Notice. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

                 (a) If to the Employee, to the address set out in the beginning of this Agreement;

                 (b)      If to the Company:
                          TransCoastal Marine Services, Inc.
                          3535 Briarpark, Suite 210
                          Houston, Texas  77042

                 Either party may change such party's address by such notice to the other parties.

         10. Assignment. This Agreement is personal to the Employee, and he shall not assign any of his rights or delegate any of his duties hereunder without the prior written consent of the Company. Neither the employee nor his spouse will have the right to commute, encumber, or otherwise dispose of any payments under this Agreement. The Company shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which the Company is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent.

         11. Survival. The provisions of this Agreement shall survive the termination of the Employee's employment hereunder in accordance with their terms.

         12. Applicable Law. The substantive laws of the State of Louisiana, excluding any law, rule or principle which might refer to the substantive law of another jurisdiction, will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. This Agreement is to be negotiated, executed and performed in Jefferson Parish, Louisiana, and, as such, the Company and Employee agree that personal jurisdiction and venue shall be proper with the state or federal courts situated in Jefferson Parish, Louisiana, to hear such disputes arising under this Agreement.

         13. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.





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         14.     Entire Agreement.  This Agreement constitutes the entire
agreement between the Company and the Employee with respect to the terms of employment of the Employee by the Company and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment.

         15.     Waiver and Amendments; Cumulative Rights and Remedies.

                 (a) This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach.

                 (b) No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise.

                 (c) The Employee's obligations to the Company and the Company's rights and remedies hereunder are in addition to all other obligations of the Employee and rights and remedies of the Company created pursuant to any other agreement.

         16. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

         17. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

         18. Attorney's Fees. In the event that the employment of counsel by any party becomes necessary to enforce this Agreement, the non-prevailing party agrees to pay the prevailing party's reasonable attorney's fees, court costs, and all other reasonable costs and expenses incurred by the prevailing party as a result of enforcing its rights under this Agreement.





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         IN WITNESS WHEREOF, the Company and the Employee have executed this
Agreement under seal on the date first above written, to be effective as of the Effective Date.

                                  EMPLOYER:

                                  HBH, INC.
                                  A LOUISIANA CORPORATION


                                  By:
                                     -----------------------------------------

                                  Name:
                                       ---------------------------------------

                                  Title:
                                        --------------------------------------

                                  EMPLOYEE:


                                  -------------------------------------------
                                  H. DANIEL HUGHES II




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